Woodward Reports Fourth Quarter and Fiscal 2004 Results

ROCKFORD, IL -- 11/22/2004 -- Woodward Governor Company (NASDAQ: WGOV) today reported financial results for its fourth quarter and fiscal year 2004.

Net sales for the quarter were $197,385,000, up 28 percent from $154,061,000 for the fourth quarter last year. Net earnings were $6,671,000, or $0.57 per share (all per share amounts are diluted) compared with $1,735,000, or $0.15 per share a year ago. Earnings in both periods were affected by workforce management actions, which resulted in costs totaling $13,148,000 for the quarter, compared with $3,056,000 in the same quarter a year ago (all such costs are measured before the effects income taxes).

Consolidated net sales for the full fiscal year were $709,805,000, an increase of 21 percent from $586,682,000 for the previous year. Approximately one-third of the increase was attributable to businesses acquired in 2003. Net earnings were $31,382,000, or $2.71 per share, compared with $12,346,000, or $1.08, for fiscal year 2003. Costs associated with workforce management actions totaled $12,868,000 for the year, compared with $11,951,000 for the previous year.

"Our key markets continued to strengthen in the fourth quarter, capping a year of broad recovery," said Chairman and Chief Executive Officer John A. Halbrook. "While improved markets contributed to our revenue and earnings growth, we were unable to convert the additional sales into our targeted operating margins. In a major action to improve our operating margins, we recently announced the consolidation of two of our European manufacturing operations into other facilities to streamline our organization and eliminate redundancies."

The announced workforce management actions are primarily related to the consolidation of manufacturing operations in Hoofddorp, The Netherlands, and Cheltenham, England, with existing operations in Germany and the U.S. In addition, a small manufacturing operation in Japan is being consolidated with an existing operation in China and the sales force in Europe is being reduced.

The total expense for these actions is estimated to be approximately $17,000,000, of which $13,800,000 has been recognized through September 30, 2004. The remaining $3,200,000 is expected to be recognized in fiscal years 2005 and 2006. Once fully implemented, annual savings are expected to range from $9,000,000 to $11,000,000. About half of the estimated savings rate is expected to be realized in the third quarter of fiscal year 2005, increasing gradually through the second quarter of fiscal 2006.

Looking at segment performance, Industrial Controls' net sales in the fourth quarter were $125,020,000, compared with $88,793,000 a year ago, an increase of 41 percent. The increase was primarily due to higher volume. Industrial Controls incurred a segment loss of $6,220,000, compared with a loss of $6,931,000 in the same quarter a year ago. The workforce management actions, previously noted, total $13,148,000 for the quarter, compared with $2,002,000 in the same quarter a year ago.

Industrial Controls' net sales for the full fiscal year were $439,801,000, compared with $332,755,000 for 2003, an increase of 32 percent, or $107,046,000. Businesses acquired in 2003 accounted for $41,011,000 of the increase. Industrial Controls' segment earnings for 2004 were $6,437,000, compared with a loss of $11,588,000 for 2003. Costs for workforce management actions totaled $12,868,000 for the year, compared with $5,092,000 for the previous year.

Mr. Halbrook continued, "Industrial Controls' sales in the quarter and year reflected increased market demand in Asia and North America and incremental sales associated with the manufacture of diesel fuel injectors and pumps for one of our major customers. Even though Industrial Controls' segment margins improved over last year, they fell short of our expectations. Supply chain problems, acquisition integration issues, and other inefficiencies caused by the fast ramp-up in orders prevented the expected operating leverage from flowing through to the bottom line. Correcting this will be our highest priority for fiscal year 2005. Our restructuring efforts are aimed precisely at this improvement goal."

Aircraft Engine Systems' net sales for the fourth quarter were $72,365,000, an increase of 11 percent from $65,268,000 for the fourth quarter last year. Aircraft Engine Systems' segment earnings were $18,930,000, an increase of 37 percent from $13,793,000 a year ago. Results in the fourth quarter of fiscal year 2003 were affected by costs associated with workforce management actions that totaled $1,021,000. There were no such costs in fiscal year 2004.

Aircraft Engine Systems' net sales for the full fiscal year were $270,004,000, an increase of 6 percent from $253,927,000 for fiscal year 2003. Aircraft Engine Systems' segment earnings were $59,192,000 in fiscal year 2004, an increase of 24 percent from $47,615,000 for fiscal year 2003. Costs associated with workforce management actions totaled $6,516,000 in fiscal year 2003.

"Aircraft Engine Systems benefited from an increased demand in all of its targeted end markets," added Mr. Halbrook. "We achieved healthy operating margins for the quarter and year while continuing investment in new product development. We are especially pleased that we were selected as the fuel system integrator for the new GEnx™ turbofan engine to be used on the Boeing 7E7 Dreamliner, which highlights our role as system integrator in addition to component supplier."

Mr. Halbrook concluded, "We expect our industrial and aircraft markets to continue their recoveries in 2005. We also expect further benefits from our primary growth strategy -- gaining market share through innovative customer solutions.

"While our visibility is better than it was last year, predicting the timing and sustainability of market recoveries is subject to uncertainties. Nevertheless, for fiscal 2005 sales, we are targeting 4 to 7 percent growth. For earnings per share, we are targeting a range of $3.50 to $3.70 per diluted share. Having invested in product development and in building strong customer relationships over the past several years, we are fully committed to achieving our objectives in the year ahead."

Woodward will hold an investor conference call at 7:30 a.m. CT on Tuesday, November 23, 2004, to provide an overview of the fourth quarter and fiscal 2004 financial performance, business highlights, and outlook for next year. You are invited to listen to the live webcast of our conference call or a recording at our website, www.woodward.com.

About Woodward

Woodward is the world's largest independent designer, manufacturer, and service provider of energy control solutions for aircraft engines, industrial engines and turbines, power generation, and process automation equipment. The company's innovative control, fuel delivery, combustion, and automation systems help customers worldwide operate cleaner, more cost effective, and more reliable equipment. Woodward is headquartered in Rockford, Illinois, and serves global markets from locations worldwide. Visit our website at www.woodward.com.

The statements in this release concerning the company's future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K for the year ended September 30, 2003, and Form 10-Q for the quarterly period ended June 30, 2004. Woodward's form 10-K for the year ended September 30, 2004 is expected to be issued by December 14, 2004.

Woodward Governor Company
5001 North Second Street
P.O. Box 7001
Rockford, IL 61125-7001
Tel: 815-877-7441
Fax: 815-639-6050

Woodward Governor Company and Subsidiaries
STATEMENTS OF CONSOLIDATED EARNINGS

                               Three months ended        Year ended
                                  September 30,          September 30,
(Unaudited in thousands
 except per share amounts)       2004       2003       2004       2003
                              ---------  ---------  ---------  ---------
Net sales                     $ 197,385  $ 154,061  $ 709,805  $ 586,682
                              ---------  ---------  ---------  ---------
Costs and expenses:
  Cost of goods sold            159,056    119,710    542,240    450,676
  Sales, general, and
   administrative expenses       16,733     18,717     70,949     67,310
  Research and development
   costs                         10,747     10,808     40,057     41,565
  Amortization of intangible
   assets                         1,762      1,781      6,905      4,870
  Interest expense                1,265      1,141      5,332      4,635
  Interest income                  (174)      (243)    (1,095)      (870)
  Other income                   (1,753)      (786)    (4,580)    (5,474)
  Other expense                     285        108        705      4,031
                              ---------  ---------  ---------  ---------
  Total costs and expenses      187,921    151,236    660,513    566,743
                              ---------  ---------  ---------  ---------
Earnings before income taxes      9,464      2,825     49,292     19,939
Income taxes                      2,793      1,090     17,910      7,593
                              ---------  ---------  ---------  ---------
Net earnings                  $   6,671  $   1,735  $  31,382  $  12,346
                              =========  =========  =========  =========

Per share amounts:
Basic                         $    0.59  $    0.16  $    2.78  $    1.10
Diluted                       $    0.57  $    0.15  $    2.71  $    1.08
                              =========  =========  =========  =========

Weighted-average number
 of shares outstanding:
Basic                            11,304     11,129     11,286     11,246
Diluted                          11,605     11,295     11,565     11,389
                              =========  =========  =========  =========

Certain reclassifications have been made to the quarterly and annual financial statement line items in 2003 to conform to the 2004 presentation.

Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
                                        At September 30,   At September 30,
(Unaudited in thousands)                       2004               2003
                                            ---------          ---------
Assets
 Current assets:
  Cash and cash equivalents                 $  48,895          $  24,058
  Accounts receivable                          99,277             87,807
  Inventories                                 138,708            126,289
  Income taxes receivable                           -              1,782
  Deferred income taxes                        16,852             14,179
  Other current assets                          5,064              5,157
                                            ---------          ---------
     Total current assets                     308,796            259,272
 Property, plant, and equipment-net           117,310            124,144
 Goodwill                                     131,542            133,620
 Other intangibles-net                         85,711             85,291
 Deferred income taxes                          4,318              6,429
 Other assets                                   6,617              7,243
                                            ---------          ---------
Total assets                                $ 654,294          $ 615,999
                                            =========          =========
Liabilities and shareholders' equity
 Current liabilities:
  Short-term borrowings                     $   5,833          $   5,774
  Current portion of long-term debt               956             30,000
  Accounts payable                             35,207             26,703
  Accrued liabilities                          65,573             45,533
  Income taxes payable                          3,703                  -
                                            ---------          ---------
      Total current liabilities               111,272            108,010
 Long-term debt, less current portion          88,452             89,970
 Other liabilities                             68,709             57,215
                                            ---------          ---------
 Total liabilities                            268,433            255,195
 Shareholders' equity                         385,861            360,804
                                            ---------          ---------
Total liabilities and shareholders' equity  $ 654,294          $ 615,999
                                            =========          =========

Woodward Governor Company and Subsidiaries
OTHER SELECTED INFORMATION

                                Three months ended        Year ended
                                   September 30,          September 30,
(Unaudited in thousands)          2004       2003       2004       2003
                               ---------  ---------  ---------  ---------
External net sales by
 segment:
 Industrial Controls           $ 125,020  $  88,793  $ 439,801  $ 332,755
 Aircraft Engine Systems          72,365     65,268    270,004    253,927
 Segment earnings (losses):
 Industrial Controls              (6,220)    (6,931)     6,437    (11,588)
 Aircraft Engine Systems          18,930     13,793     59,192     47,615
 Workforce management costs
  by segment:
 Industrial Controls              13,148      2,002     12,868      5,092
 Aircraft Engine Systems               -      1,021          -      6,516
 Nonsegment                            -         33          -        343
                               ---------  ---------  ---------  ---------
 Total workforce management
  costs                           13,148      3,056     12,868     11,951
                               ---------  ---------  ---------  ---------

Workforce management costs:
 Member termination benefits      12,000      2,496     12,151      9,391
 Contractual pension
  termination benefits             1,800          -      1,800          -
 Related costs of facility
  consolidation                        -        560          -      2,560
 Member termination benefits
  adjustments                       (652)         -     (1,083)         -
                               ---------  ---------  ---------  ---------
 Total workforce management
  costs                           13,148      3,056     12,868     11,951
                               ---------  ---------  ---------  ---------

Capital expenditures               4,683      6,653     18,698     18,802
Depreciation expense               6,076      6,651     25,856     27,548
                               =========  =========  =========  =========

Segment earnings in the table above do not include nonsegment expenses, interest, and income taxes.

CONTACT:
Stephen P. Carter
Executive Vice President,
Chief Financial Officer and Treasurer
815-639-6800